Press Release

Exhibit 99.52

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP ANNOUNCES

EXECUTIVE OFFICER CHANGES

Tulsa, Oklahoma, October 13, 2008: The Board of Directors of Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that it has approved changes to the Company’s executive management team. Effective today, Scott L. Thompson was appointed as the Company’s new President and Chief Executive Officer, succeeding Gary L. Paxton, and will join the Board of Directors. Mr. Paxton will remain a director of the Company and provide transition support as Senior Advisor to the Company through December 31, 2008, when he will retire from the Company. He will then provide consulting services to the Company until October 31, 2009.

“Gary has led the Company with integrity and dedication. On behalf of the Board and the entire organization, I want to thank Gary for his service to the Company for 36 years. We wish him all the best in his retirement,” said Tom Capo, Chairman of the Board. “The Board is confident that Scott and his team will bring the combination of leadership, vision and commitment needed in this challenging market.”

Mr. Thompson, who joined the Company May 23, 2008 as Senior Executive Vice President and Chief Financial Officer, previously played a major role in the founding and subsequent growth of Group 1 Automotive, Inc., a New York Stock Exchange listed and Fortune 500 company. Mr. Thompson also served as Executive Vice President, Operations and Finance for KSA Industries, Inc., a billion dollar private enterprise. Mr. Thompson is non-executive chairman of the board of Houston Wire and Cable (NASDAQ: HWCC) and a director of Conn’s Inc. (CONN).

“Gary was instrumental in bringing me to the Company, and I am honored that he and the Board have placed their confidence in me and the team at this important time. Although market conditions have created significant challenges for the Company, Dollar Thrifty has two strong value brands and a group of very dedicated employees, and I am confident in its future,” said Mr. Thompson.

Commenting on his decision to retire, Gary L. Paxton said, “I am proud to have served this company for nearly four decades. I’ll miss the daily contact with the many friends and business associates I’ve made during that time. But this was the right time for me to retire, and Scott Thompson is the right man to take the baton.”

The Board also announced that R. Scott Anderson, Senior Executive Vice President, will assume a broader role in the Company going forward. He will now be responsible for all corporate store operations, global sales and marketing efforts, and franchise operations. In his new role, Mr. Anderson will report directly to Mr. Thompson. Mr. Anderson joined the Company in 1987 and has held numerous management positions with the Company since that time.

Mr. Thompson will be succeeded by H. Clifford Buster, III, as Executive Vice President and Chief Financial Officer. Mr. Buster recently served as Vice President Finance & Treasurer of Helix Energy Solutions Group, Inc. (HLX). Prior to that time, Mr. Buster held various finance positions with Group 1 Automotive since 1998. Mr. Buster will begin with the Company on October 27, 2008.

Completing the Company’s executive management team are Vicki Vaniman, Executive Vice President, General Counsel and Secretary, Rick Morris, Executive Vice President and Chief Information Officer, Dan Regan, Executive Vice President - Fleet & Business Intelligence and James Duffy, Executive Vice President – Corporate Operations.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

Contacts:

Media:	Fred Fleischner
Executive Director
Corporate Communications
(918) 669-3086
fred.fleischner@dtag.com

Investors:	Todd D. Dallenbach
Staff Vice President
Investor Relations
(918) 669-2414
todd.dallenbach@dtag.com